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                                                                       Exhibit 5

                        [LETTERHEAD OF SIDLEY & AUSTIN]

                                 July 25, 2000

Cobra Electronics Corporation
6500 West Cortland Street
Chicago, Illinois 60707

          Re:    Cobra Electronics Corporation
                 Registration Statement on Form S-8
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Ladies and Gentlemen:

          We have acted as counsel for Cobra Electronics Corporation, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 300,000 shares of common stock, par value $.33 1/3 per share, of the Company ("Common Stock") to be offered to participants in the Company's 2000 Stock Option Plan (the "Plan").

          We are familiar with the Certificate of Incorporation, as amended, and the By-laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

          In this connection, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

          Based upon the foregoing, we are of the opinion that:
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Sidley & Austin                                                          Chicago

Cobra Electronics Corporation
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          1.  The Company is duly incorporated and validly existing under the laws of the State of Delaware.

          2. Each share of the Common Stock which is newly issued pursuant to the Plan will constitute a share of common stock of the Company which has been duly authorized and validly issued and is fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such share as contemplated by the Plan; and (iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

          We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to the application of, the securities or blue sky laws of the various states to the sale of shares of Common Stock. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any change in applicable law.

          This opinion letter is limited to the General Corporation Law of the State of Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons from whom consent is required by Section 7 of the Act or the related rules promulgated by the Commission.

                                 Very truly yours,

                                 /s/ Sidley & Austin

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